Exhibit 99.1

American Eagle Energy Announces Operations and Reserves Update and Guidance

DENVER, CO—March 2, 2015—American Eagle Energy Corporation (NYSE MKT: AMZG) (“American Eagle” or the “Company”), announces an operations update for the fourth quarter ending December 31, 2014, capital spending and production guidance, and estimated proved reserves for year-end 2014.

Operated Well Development

During the fourth quarter ended December 31, 2014, American Eagle added three gross (1.8 net) wells to production. As announced previously, the Donald 15-33S (Three Forks long lateral) well, the last of six wells developed under the Company’s Farm-Out program, produced an average of 312 barrels of oil equivalent per day (“BOEPD”) during the first 30 days of production. The Rick 13-31 (Three Forks short-lateral) well produced an average of 267 BOEPD during the first 30 days of production. The Huffman 15-34S (Three Forks long-lateral) well, in which the Company owns a 94% working interest (“WI”), was the second well stimulated by American Eagle using slickwater stimulation. The Huffman well was brought on production in December 2014 and averaged 261 BOEPD during the first 30 days of production. The Huffman well has averaged 266 BOEPD during February 2015, which is similar to the flat, stable production behavior observed in the Eli 8-1E (Bakken long-lateral) well, which was the Company’s initial slickwater completion.

Remedial completions, designed to correct problems with faulty stimulation sleeves, were performed during the quarter on the Shelly 3-2N (Three Forks short-lateral, 97% WI) and the La Plata State 2-16 (Three Forks long lateral, 39% WI) wells. The work on the Shelly 3-2N well was partially successful and established an initial 30 day production rate of approximately 61 BOEPD. The recompletion of the La Plata State 2-16 well was unsuccessful in isolating communication with an overlying zone and stimulating the Three Forks Formation.

2015 Capital Spending Guidance

The Company is focused on capital discipline and maintaining liquidity in the current price environment. In light of the decreasing crude oil price trend, American Eagle stopped drilling in November 2014, after the Huffman 15-34S well, and has suspended its 2015 capital plans until the oil price and service cost environment come into balance. The Company has two gross (1.9 net) wells (the Byron 4-4 and the Shelley Lynn 4-4N) that were drilled during the fourth quarter and are awaiting completion. These wells will not be completed until pricing conditions improve.

Production Volume and Lease Operating Expense Guidance

American Eagle estimates that its average production for the fourth quarter ended December 31, 2014, was approximately 2,588 BOEPD. The Company estimates that average production for the first quarter ended March 31, 2015, will be approximately 1,900 BOEPD. The lower estimated quarterly production reflects the loss of production from the previously announced non-core asset sale, normal production decline, increased downtime from workovers associated with the conversion of six wells from higher cost submersible pumps to rod pumps and from winter weather.

American Eagle calculated an average lease operating expense (“LOE”) for the fourth quarter of approximately $25 per barrel of equivalent (“BOE”), which was significantly elevated from previous periods due to year-end adjustments and utilization of higher cost submersible pumps. The Company estimates that LOE expenses will trend downward in 2015 from approximately $20 per BOE to a likely range of $15 to $17 per BOE, reflecting savings from the full utilization of the installed salt water disposal pipelines, arrival of the electrical infrastructure and conversion of submersible pumps to more cost efficient rod pumps. American Eagle is also in the early stages of exploring options to connect to a crude oil gathering system in the area.

December 31, 2014 Estimated Proved Reserves Using SEC Pricing

American Eagle’s estimated total proved reserves as of December 31, 2014, based on SEC pricing guidelines, were 15.5 million barrels of equivalent (“MMBoe”) with an associated Pre-Tax PV-10 value of approximately $277.4 million. This represents a 21% increase over the Company’s estimated prior year total proved reserves after accounting for 2014 production of 770 MBoe. Proved developed reserves of 6.3 MMBoe (associated Pre-Tax PV-10 of $178.5 million) represented a 60% increase over the estimated prior year proved developed reserves. Reserve estimates for both periods were engineered by Ryder Scott.

Proved Reserves and Pre-Tax PV-10 Value1 as of December 31, 2014

	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Pre-Tax PV-10 Value ($000s)
Proved Developed Properties[2]	5,495	4,820	6,298	$ 178,501
PUD Properties[3]	8,184	6,000	9,184	$ 98,928
Total Estimated Proved Properties	13,679	10,820	15,482	$ 277,429

[1]	Ryder Scott used SEC pricing for oil and natural gas in calculating Pre-Tax PV-10. Pre-Tax PV-10 is a non-GAAP financial measure. See additional disclosures at end of release.
[2]	Proved Developed Properties includes Proved Developed Producing (“PDP”) and Proved Developed Nonproducing (“PDNP”).
[3]	Proved Undeveloped.

Pro Forma January 31, 2015 Estimated Proved Reserves Using Recent Oil Prices

Based on the year end 2014 proved reserves, American Eagle estimated total proved reserves on a pro forma basis at January 31, 2015, adjusting for non-core assets that were sold in January 2015 and using approximately $53 per barrel for oil during 2015 and using recent futures oil prices for periods thereafter. On the pro forma basis, the Company estimates that total proved reserves were approximately 8.9 MMBoe with an associated Pre-Tax PV-10 value of approximately $102.2 million. Proved developed reserves were approximately 5.6 MMBoe (associated Pre-Tax PV-10 of approximately $98.9 million).

Pro Forma Proved Reserves and Pre-Tax PV-10 Value1 as of January 31, 2015 Using Recent Oil Prices

	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Pre-Tax PV-10 Value ($000s)
Proved Developed Properties[2]	4,922	4,350	5,647	$ 98,940
PUD Properties[3]	2,885	2,108	3,236	$ 3,236
Total Estimated Proved Properties	7,807	6,458	8,883	$ 102,176

[1]	Oil price forecast based on $53 per barrel for oil ($43 per barrel net to the Company after an estimated $10 per barrel differential discount) for 2015 and recent futures oil prices using an estimated $8 per barrel differential discount for periods thereafter and SEC pricing for natural gas in calculating Pre-Tax PV-10. Pre-Tax PV-10 is a non-GAAP financial measure. See additional disclosures at end of release.
[2]	Proved Developed Properties includes Proved Developed Producing (“PDP”) and Proved Developed Nonproducing (“PDNP”).
[3]	Proved Undeveloped.

Liquidity and Shares Outstanding

As of December 31, 2014, American Eagle had approximately $25.9 million in cash, $175.0 million total debt outstanding, comprised solely of the bonds that the Company sold in August 2014, and 30.4 million shares of common stock outstanding. The Company ended the fourth quarter of 2014 with approximately $13.6 million of negative working capital. Current assets consisted primarily of approximately $25.9 million in cash and approximately $9.5 million in receivables. Current liabilities consisted primarily of approximately $42.4 million in accounts payable and accruals and approximately $6.6 million in accrued interest.

As of December 31, 2014, American Eagle has no outstanding indebtedness under its senior secured revolving credit facility (“Credit Facility”), which had an initial borrowing base of up to $60 million as of August 27, 2014. Effective December 24, 2014, the borrowing base was reduced to zero. The Company’s Credit Facility was amended to waive compliance with the covenants governing its current ratio and ratio of total debt to EBITDAX for the quarter ending December 30, 2014.

Interest Payment

A $9.8 million semi-annual interest payment related to the bonds was due on March 2, 2015. As American Eagle continues to assess its near- and mid-term liquidity, and, in consultation with its standard advisors, as well as two newly engaged, experienced investment banks, to explore options to strengthen its balance sheet, it will utilize the 30-day grace period provided in the related bond indenture to determine whether to make the interest payment.

Conference Call

American Eagle will host a conference call on Monday, March 16, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss financial and operational results for the fourth quarter.

American Eagle Energy Corporation 4Q 2014 Financial and Operational Results Conference Call
Date:	Monday, March 16, 2015
Time:	10:00 a.m. Eastern Time
9:00 a.m. Central Time
8:00 a.m. Mountain Time
7:00 a.m. Pacific Time
Webcast:	Live and rebroadcast over the Internet at American Eagle website
Website:	www.americaneagleenergy.com
Telephone Dial-In:	877-407-9171 (toll-free) and 201-493-6757 (international)

Telephone Replay:	Available through Monday, March 23, 2015
877-660-6853 (toll-free) and 201-612-7415 (international)
Passcode: 13572777

Pre-Tax PV-10 Disclosures Using SEC Pricing

Pre-Tax PV-10 values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2014 assuming average constant realized prices of $82.36 per barrel of oil and $5.08 per thousand cubic feet (“Mcf”) for natural gas. The average natural gas price reflects the value of processed natural gas sales and natural gas liquids. Under SEC guidelines, these prices represent the average prices per barrel of oil and per Mcf of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period, which averages are then adjusted to reflect applicable transportation and quality differentials. Barrels of equivalent (“Boe”) are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (6 Mcf) of natural gas.

The Company’s Pre-Tax PV-10 assumes prices and costs discounted using an annual discount rate of 10% without future escalation and without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. The Pre-Tax PV-10 values of the Company's estimated proved reserves may be considered a non-GAAP financial measure as defined by the SEC.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond the Company's control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, the Company's actual realized price for its oil and natural gas is not likely to average the pricing parameters used to calculate its proved reserves. As such, the oil and natural gas quantities and the value of those commodities ultimately recovered from the Company's properties will vary from reserve estimates.

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s website at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “possible,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

CORPORATE CONTACT:

Marty Beskow, CFA

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

720-330-8378

ir@amzgcorp.com

www.americaneagleenergy.com